                               LICENSE AGREEMENT

                              (Kids in the Hall)



                This LICENSE AGREEMENT (the "AGREEMENT") is made and entered into this 20th day of August, 1996, by and between BROADWAY VIDEO, INC., a New York corporation ("BVI") and BROADWAY VIDEO INTERNATIONAL LTD., an Ontario corporation ("BVIL," and collectively with BVI, "LICENSORS"), on the one hand, and GOLDEN BOOKS PUBLISHING COMPANY, INC., a Delaware corporation ("GB"), on the other hand, with reference to the following facts:

                A. Pursuant to that certain Asset Purchase Agreement dated as of July 30, 1996, as amended, (the "ASSET PURCHASE AGREEMENT") among Broadway Video Entertainment, L.P., a New York limited partnership ("BVELP"), Palladium Limited Partnership, a New York limited partnership ("PALLADIUM"), Broadway Video Enterprises, Inc., a New York corporation ("BVE") and Lone Ranger Music, Inc., a New York corporation ("LONE RANGER," and collectively with BVELP, Palladium and BVE, "SELLERS"), on the one hand, and GB, Golden Books Family Entertainment, Inc., a Delaware corporation ("PARENT") and LRM Acquisition Corp., a Delaware corporation, on the other hand, on the date hereof GB is purchasing from Sellers, and Sellers are selling to GB, certain assets of Sellers.

              B. Licensors possess certain rights in and to the Programs. Licensors are affiliates of Sellers.

                C.In connection with the transactions contemplated by the Asset Purchase Agreement, Licensors have agreed to license to GB, and GB has agreed to accept from Licensors, the Rights in the Programs in the Territory, on the terms and subject to the conditions set forth herein.

                NOW, THEREFORE, based on the above premises, and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

       1. DEFINITIONS. Except as otherwise indicated, capitalized terms shall have the meanings set forth in Schedule A attached hereto.

       2. PROGRAMS. "PROGRAM(S)" means, individually and collectively, the one hundred ten (110) thirty (30) minute program episodes entitled "Kids in the Hall."

       3. TERRITORY. The Territory shall be as set forth in Schedule B, subject to the availabilities in Schedule C and the Outstanding Agreements.

       4.       LICENSE TERM; SUBLICENSING.

                4.1 License Term. The "LICENSE TERM" shall be the ten (10) year period starting on the Closing Date (as defined in the Asset Purchase Agreement); provided, however, that Licensors shall have the right, for any reason (or for no reason) in their sole discretion, to terminate the License Term by written notice to GB at any time at least one (1) year prior to the date that is five (5) years after the Closing Date (such fifth anniversary herein referred to as the "EARLY TERMINATION DATE"), and such termination shall become effective as of the Early Termination Date. Upon the expiration or termination of the License Term for any reason, GB shall cease, and shall cause any and all third parties licensed by GB to cease, any and all exploitation of the Programs and shall immediately return to Licensors any and all physical elements and other materials used by GB or any third party licensed by GB in connection with the Programs, whether or not created by GB.

                4.2 Distribution Licenses. GB shall not enter into any license with any third party for the subdistribution, sublicense, exhibition or other exploitation of any of the Programs ("DISTRIBUTION LICENSES") which extends, or provides for the exploitation of any of the Programs by any such third party, beyond the Early Termination Date; provided that if Licensors elect not to terminate the License Term pursuant to
       Section 4.1, GB shall have the right to enter into Distribution Licenses which extend up to an additional five (5) years after the Early Termination Date, provided that no such Distribution License shall extend, or provide for the exploitation of any of the Programs by any such third party, beyond the date that is five (5) years after the Early Termination Date.

                4.3 Availability Dates. The availability dates with respect to individual countries and territories for the Programs shall be in accordance with the Outstanding Agreements and Schedule C. Prior to the availability date for a given country or territory, GB may not exercise or authorize the exercise of the Rights in the Programs in such country or territory, provided that, to the extent permitted by the Outstanding Agreements, GB may exercise Incidental Rights in the Programs and may enter into licenses and other agreements for exercise of Rights in such country or territory after the availability date and during the License Term. The availability date for countries and territories for which no availability date or other designation is indicated in Schedule C shall be one (1) day subsequent to the Closing Date.

       5.       RIGHTS.

                5.1 Rights Licensed. Subject to the provisions of Section 5.2, for the License Term, Licensors license to GB exclusively throughout the Territory the distribution rights in the Programs set forth in Schedule B and the non-exclusive Incidental Rights in the Programs (collectively the "RIGHTS").

                5.2 Limitations. The Rights licensed to GB by Licensors hereunder are subject to the following terms and conditions:

                           5.2.1 GB agrees to comply with the terms and
                conditions of the Outstanding Agreements in all respects, including but not limited to any and all obligations to consult with and/or obtain consents from third parties.

                           5.2.2 GB shall use its best efforts consistent with
                good business judgment to obtain as wide and complete distribution of the Programs throughout the Territory as is reasonably possible and at the highest rental, distribution and license fees obtainable and, at the same time, consistent with sound business practice. GB shall promptly inform and consult with Licensors with respect to all distribution activities pertaining to the Programs and shall not exploit the Programs in a manner which might, in Licensors' reasonable judgment and in light of customary industry standards, harm Licensors' relationships with one or more third parties or diminish the value of the Programs.

                           5.2.3 GB shall not enter into any Distribution
                License for the subdistribution, sublicense, exhibition or other exploitation of any of the Programs in the United States, Canada, Puerto Rico and/or their respective territories and possessions, without the prior written approval of Licensors to be exercised in their reasonable business judgment. Notwithstanding the foregoing, GB agrees that it shall sublicense the right to distribute the Programs in any Canadian market or media only to a Canadian owned and controlled distributor.

                           5.2.4. GB shall not authorize any person to make
                any telecast of any of the Programs by satellite or any other means where such telecast is intended for primary reception outside the Territory or is capable of reception by more than an insignificant number of home television receivers outside the Territory.

                           5.2.5 GB shall not, nor shall GB allow any person
                to, adapt, change, edit, abridge or rearrange any Program or portion thereof, or combine same with other works, except as expressly set forth in Paragraph 3.g. of Schedule A attached hereto.

                           5.2.6 Any and all rights not expressly licensed to
                GB hereunder are reserved and retained by Licensors, including but not limited to the right to license clips of the Programs to third parties, the right to produce sequels, remakes and compilations of the Programs, and the right to license the Programs for distribution or other exploitation in any and all media not expressly licensed to GB hereunder.

       6.       FINANCIAL TERMS.

                6.1 Gross Receipts. "GROSS RECEIPTS" shall mean all monies actually derived by or credited to GB (including its subdistributors, sublicensees, subsidiaries, parents, affiliates, other related entities) attributable to exploitation of the Programs. All such monies shall be included in Gross Receipts when received by or credited to GB, whichever is earlier. Gross Receipts shall include, but shall not be limited to, all royalty and secondary transmission income, barter income when used or converted to cash, and any and all recoveries from infringement actions. Without limiting the foregoing, GB may enter into barter agreements only if other sales methods prove unsuccessful on a market-by-market basis, and provided that such barter arrangements are profitable and convertible into cash at an acceptable rate.

                6.2 Third Party Payments. The "THIRD PARTY PAYMENTS" shall mean any and all scale residuals, over-scale residuals, royalties, re-use fees, commissions, bonuses, third party participations, music synchronization license fees, and any other form of compensation, whether deferred, contingent or otherwise, however denominated, incurred as a result of GB's exploitation of its Rights in the Programs.

                6.3 Distribution Costs. The "DISTRIBUTION COSTS" shall mean any and all costs paid, accrued or incurred by GB in exploiting the Programs, including but not limited to subdistribution fees and sublicense fees; costs of prints, preprint materials, masters, tapes, and other duplicating materials; laboratory expenses; advertising and promotion costs; taxes, imposts, and charges; costs of securing copyright protection and pursuing infringement actions; and all other fees, costs or expenses paid in connection with the exploitation of the Rights in the Programs, excluding the Third Party Payments only.

                6.4 Revenue. GB shall pay seventy-five percent (75%) of Gross Receipts ("BV RECEIPTS"), if any, to Licensors. Licensors shall pay the Third Party Payments out of the BV Receipts pursuant to Section 6.2. GB shall retain the remaining twenty-five percent (25%) of Gross Receipts ("GB RECEIPTS").
       GB shall pay the Distribution Costs out of the GB Receipts.

                6.5 Accountings. If a Program is licensed with other works, combined receipts and expenses shall be allocated among the works reasonably and in good faith. GB shall retain true, complete and accurate books in accordance with generally accepted accounting principles consistent with the terms and conditions of this Agreement. Beginning with the first quarter following the delivery of the Programs, GB shall render to Licensors statements indicating on a quarterly and cumulative basis the applicable Gross Receipts and shall include with such statements any payments of BV Receipts then due and the basis of the calculation thereof. Such statements shall be rendered within forty-five (45) days after the end of the applicable quarter. Licensors and the Canadian Broadcasting Corporation shall each have the right once annually, at their expense, to audit, examine and copy GB's records and accounts relating to the Programs during normal business hours.

                6.6 Reports. On a quarterly basis, GB shall provide to Licensors a cumulative summary of all agreements entered into by GB during the License Term with respect to the exploitation of the Programs hereunder. With respect to each agreement, the summary shall include any and all relevant information concerning the agreements, including but not limited to the buyer, the term, the territories licensed, the rights licensed, the number of runs allowed, the number of episodes licensed, the total amount of the sale made and the fees, royalties or other compensation payable to GB, and any special provisions. GB shall also provide to Licensors copies of all agreements entered into by GB during the License Term pertaining to the distribution and exploitation of the Programs and any other documents or data which Licensors may reasonably request.

       7. DELIVERY. Licensors shall deliver or make available to GB, at BVE's expense, one (1) NTSC 1" Type C or D2 videotape master of each Program and any other existing incidental materials which may be required for GB's exploitation of the Programs hereunder upon GB's reasonable, written request from time to time.

       8. CREDIT. GB shall comply with all on-screen credit requirements and GB shall contractually require all licensees to do the same with respect to any and all exploitation of the Programs. GB shall not delete or authorize deletion of any credits or copyright notices in the Programs, including but not limited to the credits accorded to the Canadian Broadcasting Corporation. GB shall use best efforts to prospectively cure any failure to accord proper credit of which GB receives written notice.

       9.       INDEMNITY.

                9.1 Subject to Section 9.3, Licensors agree to indemnify, defend and hold GB, including, without limitation, its parent, affiliates, subsidiaries, successors and assigns and the officers, directors and employees of the foregoing, harmless from and against any actual liability, damage, demands, loss, claim, cost or expense (including but not limited to reasonable attorneys' fees and other litigation costs) occasioned by or arising out of Licensors' breach of their representations, warranties and covenants hereunder.

                9.2 Subject to Section 9.3, GB agrees to indemnify, defend and hold Licensors, including, without limitation, their parents, affiliates, subsidiaries, successors and assigns and the officers, directors and employees of the foregoing, harmless from and against any actual liability, damage, demands, loss, claim, cost or expense (including but not limited to reasonable attorneys' fees and other litigation costs) occasioned by or arising out of GB's exercise of the Rights in the Programs licensed to GB hereunder, provided that such liability, damage, demand, loss, claim, cost or expense does not arise out of any matter as to which Licensors are required to indemnify GB hereunder.

                9.3 Any amounts for which a party may seek indemnification under Section 9.1 or 9.2 above shall be deemed to be "Losses" for purposes of Article 9 of the Asset Purchase Agreement. The remedies provided under Article 9 of the Asset Purchase Agreement with respect to Losses shall be the parties' sole and exclusive remedies with respect to such indemnifiable amounts.

       10. DEFAULT. In the event of a material breach by either party, the non-breaching party shall have the right to terminate this Agreement if the alleged breaching party fails to cure such material breach within thirty (30) business days following written notice of such material breach by the non-breaching party. Notwithstanding the foregoing, in the event that GB: (i) materially breaches any of the provisions of this Agreement or of that certain agreement entered into by GB and BVELP of even date herewith with respect to the programs known as "Night Music" and "Best of the Blues Brothers" (including but not limited to any obligation to make Third Party Payments (as defined in that agreement)) after the failure to cure as provided herein; (ii) seeks or is otherwise subject to any relief under any bankruptcy, reorganization, receivership, or liquidation statutes, or petitions for the appointment of a bankruptcy receiver, liquidator, trustee or custodian for all or a substantial portion of its assets; or
       (iii) makes an assignment of substantially all of its assets for the benefit of its creditors, Licensors may exercise all or any of the following remedies: (a) to obtain injunctive and other equitable relief; (b) to terminate this Agreement and require the immediate delivery to Licensors of the Programs and other materials in GB's possession or control; (c) to service all then existing license and sub-distribution agreements (copies of which must immediately be provided to Licensors if not previously provided) and to receive and retain 100% of all revenues derived therefrom; and (d) to obtain damages and other remedies and exercise such other rights as it may have at law. The foregoing shall not impair either party's right to seek relief in equity or at law for any breach of this Agreement.

       11.      GENERAL PROVISIONS.

                11.1 Assignment. GB may not assign this Agreement without the prior written consent of Licensors, except that nothing herein shall prohibit GB from sublicensing its Rights hereunder to subdistributors and sublicensees in accordance with the provisions of this Agreement.

                11.2 Notices. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered mail with postage prepaid, return receipt requested, by facsimile, telex or cable communication, or by hand delivery. Such communications shall be deemed given and received upon dispatch, if sent by facsimile, telex, or cable communication; or upon delivery if hand delivered; or within five (5) days of mailing, if sent by certified or registered mail, and shall be addressed to the parties as set forth below or to such other addresses as the parties may designate in writing from time to time. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

        Licensors                          GB

        Broadway Video, Inc.               Golden Books Publishing Company, Inc.
        1619 Broadway, Ninth Floor         850 Third Avenue
        New York, NY 10019                 New York, NY 10022
        Telephone: 212-603-0638            Telephone:
        Facsimile: 212-582-8097            Facsimile: 212-371-1091
        Attn.: Stephen Shippee             Attn.: Philip Rowley
       with a courtesy copy to:            with a courtesy copy to:

       Irell & Manella LLP                 Schulte, Roth & Zabel
       1800 Avenue of the Stars            900 Third Avenue
       Suite 900                           New York, NY 10022
       Los Angeles, CA 90067               Telephone: 212-758-0404
       Telephone: 310-277-1010             Facsimile: 212-593-5955
       Facsimile: 310-203-7199             Attn.: Andre Weiss
       Attn.: Werner Wolfen


              11.3 Headings. Captions and headings to sections are included solely for convenience and are not intended to affect the interpretation of any provision of this Agreement.

              11.4 Governing Law. This Agreement has been negotiated and entered into in the State of New York and all questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by the laws of the State of New York, regardless of the choice of law provisions of the State of New York or any other jurisdiction. Any and all disputes between the parties that may arise pursuant to this Agreement shall be heard and determined before a federal or state court located in the Borough of Manhattan, New York, New York. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

                11.5 Severability. If any provision of this Agreement is found to be illegal or unenforceable, then such provision shall be deemed severable from the remainder of this Agreement, and the remaining provisions shall continue in full force and effect.

                11.6 Survival. The terms, conditions, rights, and obligations set forth in Sections 9, 10 and 11 shall survive the termination or expiration of this Agreement.

                11.7 Remedies. All remedies, rights, undertaking and obligations contained in this agreement shall be cumulative and none of them shall be in limitation of any other remedy, rights, undertaking or obligation of either party.

                11.8 Independent Contractors. Each party is an independent contractor, and this Agreement shall not be construed as creating a joint venture, partnership, agency or employment relationship between the parties hereto nor shall either party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other.

                11.9 Modification and Waiver. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended, renewed or extended, except by a written instrument signed by both parties. No waiver by either party, whether express or implied, of any provision of this Agreement or of any breach or default of either party shall constitute a continuing waiver of any other provision of this Agreement, and no such waiver by either party shall prevent such party from enforcing any and all provisions of this Agreement or from acting upon the same or upon any subsequent breach or default of the other party.

                11.10 Entire Agreement. This Agreement represents and expresses the entire agreement of the parties hereto with respect to the subject matter hereof. It replaces and supersedes all prior and contemporaneous contracts, representations and understandings, whether written or oral, express or implied, between the parties concerning the subject matter hereof. No person has any authority to make any representation or promise on behalf of any of the parties which is inconsistent with the representations set forth in the Agreement and the Agreement has not been executed in reliance on any promise or representation not set forth in the Agreement. All schedules, exhibits and agreements attached hereto or referred to herein are hereby incorporated by reference and made a part hereof.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

       BROADWAY VIDEO, INC.

       By:      /s/ Stephen W. Shippee
               -----------------------------------
       Title:   Chief Operating Officer and
                Chief Financial Officer


       BROADWAY VIDEO INTERNATIONAL LTD.



       By:     /s/ Stephen W. Shippee
               -----------------------------------
       Title:  Chief Operating Officer and
               Chief Financial Officer


       GOLDEN BOOKS PUBLISHING COMPANY, INC.



       By:     /s/ Philip E. Rowley
               -----------------------------------
       Title:  Chief Operating Officer

                                  SCHEDULE A



                                   GLOSSARY



              1. Advertising Materials means the Artist Identification (subject to the terms and conditions of the Outstanding Agreements and any other restrictions of which GB is informed by Licensors) and any materials available to be used by GB in the exercise of its rights hereunder, including any trailers, teasers, key artwork, advertising accessories or lithographs, whether prepared by GB or delivered to GB by Licensors. Licensors shall have the right to approve any and all Advertising Materials in their reasonable business judgment, such approval not to be unreasonably withheld.

              2. Artist Identification means the name or any photograph, likeness, silhouette, signature, reproduction of voice or sound effects, mannerisms or other identification of any person rendering services or providing rights in connection with the Programs.

              3. Incidental Rights Incidental Rights means the right to use and authorize other persons to do any or all of the following subject to the provisions of the Outstanding Agreements:

              a. The right to perform all music, lyrics, scores and musical works embodied in or synchronized with the Programs or with the soundtrack thereof only as synchronized with and embodied in the Programs or Advertising Material as delivered to GB.

              b. The right to use the title of the Programs (including translation into languages other than English).

              c. The right to make and use dubbed and subtitled versions of the Programs and their trailers, including but not limited to cut-in, synchronized and superimposed versions.

              d. The right to permit commercial messages to be broadcast or telecast before, during and after the Programs.

              e. The right to publicize and advertise the Programs and to authorize other persons to do so by use of the Advertising Materials, subject to the terms and conditions of the Outstanding Agreements and subject to the approval of Licensors to be exercised in their reasonable business judgment, such approval not to be unreasonably withheld. For purposes of publicity and advertising of the Programs only, the Incidental Rights shall include the following, all subject to the terms and conditions of the Outstanding Agreements and subject to the approval of Licensors to be exercised in their reasonable business judgment, such approval not to be unreasonably withheld:

                     i. The right to publish or authorize to be published, and in such form as GB may deem advisable, synopses, summaries, resumes or abridgements of the Programs or screenplays upon which the Programs are based in newspapers, magazines, trade periodicals, and other publications and in all other media of advertising and publicity, none of which shall include more than 2500 words taken from any Program or screenplays and properties upon which the Programs is based.

                     ii. The right to use any Artist Identification in a form which has been reasonably approved by Licensors.

                     iii. The right to advertise and publicize the exhibition or delivery of the Programs and all the elements thereof in the Territory.

                f. The right to assert and prosecute all claims, demands or causes of actions against any and all persons for the unauthorized or illegal use in the Territory of any Rights or any materials upon which the Programs are based and to otherwise enforce, protect and defend any Rights.

                g. Subject to the terms and conditions of the Outstanding Agreements and subject to the approval of Licensors to be exercised in their reasonable business judgment (such approval not to be unreasonably withheld), the right to make such additions, alterations, cuts, or other changes in the Programs or Advertising Materials solely for the following purposes;
                (a) to comply with any law in any area of the Territory (such as censorship or restrictive ratings); (b) to add to the end of the Programs (either before or after delivery) a credit to GB indicating that it is the distributor of the Programs in the Territory and to grant a similar right to other distributors or exhibitors in the Territory, all of which may embody logos and artwork as customary for such credit; (c) to enable the Programs to comply with the terms and conditions of this Agreement.

              4. Literary Properties means any and all rights to underlying literary, dramatic or other works, screenplays, stories, adaptations, treatments, scenarios and any and all other literary or dramatic materials of any kind on which any of the Programs are based necessary to permit the use of such materials as part of the Programs.

              5. Music Rights means any and all music synchronization and performance rights in and to any of the music or musical compositions or sound recordings embodied in the Programs.

              6. Outstanding Agreements means the rights and obligations of Licensors under any written or oral agreement now in effect pursuant to which Licensors or any of their Predecessors acquired or purchased from or sold, licensed or granted to any other person or entity any rights to distribute, exhibit, sublicense, use or exploit, or to exercise or exploit any rights in or to, or providing for the acquisition, sale, purchase, lease, license or other disposition of, any rights in any of the Programs including, without limitation, any Underlying Agreements now in effect.

                7. Underlying Agreements means any and all agreements with writers, directors, producers, actors, composers or other parties who rendered services or otherwise participated in preparation or production of each of the Programs, or with third parties owning or controlling rights in the results and proceeds of such parties, under which Licensors hold rights, if any, in Literary Properties and/or Music Rights, but only to the extent such agreements relate to the Programs.